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                                                                    EXHIBIT 23.1

                           CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ProAssurance Corporation for the registration of common stock, preferred stock or debt securities having an initial offering price not exceeding $250,000,000 and to the incorporation by reference therein of our report dated February 21, 2003, with respect to the consolidated financial statements and schedules of ProAssurance Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                      /s/ Ernst & Young LLP

Birmingham, Alabama
February 5, 2004